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                                                                      Exhibit 14


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement (Form N-6) and the related Statement of Additional Information appearing therein and pertaining to the LLANY Separate Account S for Flexible Premium Variable Life Insurance, to be filed with the Securities and Exchange Commission on July 30, 2003, and to the use therein of our reports dated (a) March 27, 2003, with respect to the financial statements of Lincoln Life & Annuity Company of New York, and (b) March 3, 2003, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance.

                                                  /s/ Ernst & Young LLP

Fort Wayne, Indiana
July 25, 2003